Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements pertaining to enherent Corp.’s Amended and Restated 1996 Stock Incentive Plan (Form S-8 No. 333-44725) and pertaining to enherent Corp.’s Form S-3 related to the shares of common stock issuable upon conversion of the Series A Senior Participating Redeemable Preferred Stock and related warrants (Form S-3 No. 333-36468) of our report dated March 24, 2005, with respect to the consolidated financial statements and schedule of enherent Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

Hartford, CT

March 30, 2005